Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-83444, 333-93473, 33-12399, 33-40796, 33-78584 and 33-65081 of Dionex Corporation on Form S-8 of our reports dated August 27, 2004, appearing in this Annual Report on Form 10-K of Dionex Corporation for the year ended June 30, 2004.

DELOITTE & TOUCHE LLP

San Jose, California
September 8, 2004